MIRENCO, INC.
                                  P.O. Box 343
                                 206 May Street
                              Radcliffe, Iowa 50230
                              Phone: (515) 899-2164
                                1 (800) 423-9903
                                 (515) 899-2147

                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of November 3, 1999 by and between Mirenco, Inc., (the "Employer"), and Darrell R. Jolley (the "Employee").

A. Employer is engaged in the business of promoting and selling electronic fuel management and vehicle emission control devices for vehicles and engines, providing information and management services for fleets utilizing our products.

B. Employer desires to have the services of the Employee.

C. Employee is willing to be employed by the Employer.

         Therefore, the parties agree as follows:

     1. EMPLOYMENT. Employer shall employ Employee as Chief Financial Officer and to perform those duties prescribed by the Employer's Articles of Incorporation and Bylaws and as directed by the Board of Directors from time to time. Employee accepts and agrees to such employment, subject to the general supervision, advice, and direction of Employer's Board of Directors. Employee shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Employee from time to time by Employer's Board of Directors.

     2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability. experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be provided as such place(s) as the needs, business, or opportunities of the Employer may require from time to time.

     3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee.

          A.   Salary - an annual salary of
               1.   $75,000

Stock Option -As additional incentive, Employer through granting by its Board of Directors to be made effective on December 31, 1999, further grants to Employee the option under a non-qualified stock option plan to purchase 280,000 shares of the Employer's common stock at an exercise price of $5.00 (Five Dollars) per share. Such options will vest on the following schedule:

          SHARES   DATE                 SHARES   DATE
          ------   ----                 ------   ----
          20,000   January 1, 2000      15,000   January 1, 2002
          20,000   March 31, 2000       15,000   March 31, 2002
          20,000   June 30, 2000        15,000   June 30, 2002
          20,000   September 30, 2000   15,000   September 30, 2002
          20,000   January 1, 2001      15,000   January 1, 2003
          20,000   March 31, 2001       15,000   March 31, 2003
          20,000   June 30, 2001        15,000   June 30, 2003
          20,000   September 30, 2001   15,000   September 30, 2003


         All such options, unexercised will expire five (5) years after the final grant date of September 30, 2003, at midnight, Central Time, Iowa, on September 30, 2008. In the event of a change of majority-control of the Company, at the date of such change, all remaining unvested stock options granted herein will be considered immediately fully vested.

         B. Accrued vacation will be paid in accordance with state law and the Employer's customary procedures.

     4. REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH EMPLOYER POLICY. The Employer will reimburse Employee for "out-of-pocket" expenses in accordance with Employer policies in effect from time to time.

     5.  CONFIDENTIALITY.  Employee  recognizes  the  Employer has and will have information regarding products, prices, future plans, business affairs, processes, trade secrets, technical matters, customer lists, product design, copyrights, and other vital and proprietary information (collectively, "Information") which are valuable, special, and unique assets of Employer. Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party, except in the ordinary performance of his duties, without the prior written consent of the Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief in addition to being grounds for dismissal for cause.

     6. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Employee has disclosed (or has threatened to disclose) Information in violation of this Agreement, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

     7. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of the Agreement shall remain in force and effect for one (1) year after the termination of Employee's employment.

     8. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of the Company, Employee agrees and covenants that for a period of one (1) year following the end of the Term of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in any business competitive with Employer. This covenant shall apply to all geographical areas in which the Employer conducts business or from which the Employer otherwise derives revenues and to Internet delivery of said products and services. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Employer for the benefit of a third party that is engaged in such business. Employee agrees that this non-compete provision will not adversely affect the Employee's livelihood. Notwithstanding any of the foregoing provisions of this paragraph 8, this paragraph 8 shall apply only to products, services, and business lines engaged in by the Employer on the date of Employee's termination.

     9.   TERM/TERMINATION

          9.1. Employee's employment under this agreement shall be for one (1) year, beginning on November 3, 1999.

          9.2. If Employee is in violation of this agreement, Employer may terminate employment without notice and for cause and with compensation to Employee of two (2) weeks of base salary including earned or unpaid bonuses. The compensation paid under this Agreement shall be the Employee's exclusive remedy.

          9.3. If this Agreement is terminated by Employer without cause prior to the end of its Term, Employee shall be paid (i) any bonus payment that would have been due Employee up to the point of termination for the year in which Employee was terminated based on the objective criteria established by the Board of Directors. Such payment shall be paid and when bonus payments would have been paid to Employee had Employee not been terminated.

     10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

          Employer:

          Mirenco, Inc.
          P.O. Box 343      206 May Street
          Radcliffe, IA 50230

          Employee:

          Darrell R. Jolley
          4224 Fair Oaks
          Grapevine, TX 76051

         Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

     11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     12. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

     13. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     14. WAIVER OF CONTRACTURAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Iowa.

     16. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association with the arbitration to be held in Des Moines, Iowa. Either party may invoke this paragraph after providing 30 days' written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.

Employer:

Mirenco, Inc.
P.O. Box 343      206 May Street
Radcliffe, IA 50230

By:              /S/ DWAYNE FOSSEEN
                 ------------------
Title:           CEO

AGREED TO AND ACCEPTED

Employee:

Darrell R. Jolley
4224 Fair Oaks
Grapevine, TX 76051

/S/ DARRELL JOLLEY
------------------
(signed)